Cypress Environmental Partners, L.P. 8-K

Exhibit 99.2

Cypress Environmental Partners Seeks Chapter 11 Protection, Signs Restructuring Deal

TULSA, May 11th, 2022 - Today, Cypress Environmental Partners, L.P. (NYSE: CELP) (“Cypress” or the “Company”) announced that it filed for Chapter 11 bankruptcy protection and reached a restructuring support agreement with its priority senior secured lender, an affiliate of Argonaut Private Equity (“Argonaut”), that is expected to clear approximately $58 million worth of debt. The petition was filed in the U.S. Bankruptcy Court for the Southern District of Texas, Houston division. Paul Hastings LLP is serving as legal counsel.

Judge Isgur entered a series of interim orders on “first day” motions that will facilitate Cypress’s continued normal business operations and reorganization efforts, including continuing to pay employee wages and other obligations. In addition, the Court heard Cypress’s emergency scheduling motion and set a hearing date of June 21, 2022 to consider both Cypress’s prepetition solicitation and confirmation of its prepackaged plan of reorganization.

Cypress also secured a $5 million debtor-in-possession financing facility from Argonaut that, combined with cash from operations, would provide enough liquidity during the Chapter 11 proceedings to continue business as usual. The facility is subject to court approval.

"With this important first step, we hope to have our plan confirmed before the end of June to allow our valuable employees to no longer be distracted so that they may solely focus on serving our customers," said Peter C. Boylan III, Chairman, President and CEO of Cypress.]

Cypress filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code on May 8, 2022, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. The case number is 22-90039. More information about Cypress’s Chapter 11 filing is available on the Internet at http://www.kccllc.net/Cypress including the “first day” motions, related orders and other court filings. The NYSE filed a Form 25 with the SEC on May 9, 2022 to de-list our units. Cypress plans to file a Form 15 to de-register the units on May 19, 2022.

Forward-Looking Statements

This press release contains “forward-looking statements” related to future events. Forward-looking statements contain words such as “expect,” “anticipate,” “could,” “should,” “intend,” “plan,” “believe,” “seek,” “see,” “may,” “will,” “would,” or “target.” Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates and may include, for example, statements regarding the company’s proceedings under Chapter 11 (the “Chapter 11 Cases”), the Company’s ability to complete the Reorganization Transaction and its ability to continue operating in the ordinary course while the Chapter 11 Cases are pending. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements, including risks and uncertainties regarding the Company’s ability to successfully complete a restructuring under Chapter 11, including: consummation of the Reorganization Transaction or an alternative restructuring; potential adverse effects of the Chapter 11 Cases on the Company’s liquidity and results of operations; the Company’s ability to obtain timely approval by the Bankruptcy Court with respect to the motions filed in the Chapter 11 Cases; objections to the recapitalization process or other pleadings filed that could protract the Chapter 11 Cases; employee attrition and the Company’s ability to retain senior management and other key personnel due to the distractions and uncertainties imposed in part by the Chapter 11 Cases; the Company’s ability to comply with financing arrangements, including the DIP Facility; the Company’s ability to maintain relationships with its tenants, suppliers, customers, employees, sponsors, and other third parties and regulatory authorities as a result of the Chapter 11 Cases; the effects of the Chapter 11 Cases on the Company and on the interests of various constituents, including holders of the Company’s common stock and other equity securities; the Bankruptcy Court’s rulings in the Chapter 11 Cases, including the approvals of the terms and conditions of the Reorganization Transaction and the outcome of the Chapter 11 Cases generally; the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the Chapter 11 Cases; risks associated with third party motions in the Chapter 11 Cases, which may interfere with the Company’s ability to consummate the Reorganization Transaction or an alternative restructuring; increased administrative and legal costs related to the Chapter 11 process; potential delays in the Chapter 11 process due to the effects of the COVID-19 virus; and other litigation and inherent risks involved in a bankruptcy process. Forward-looking statements are also subject to the risk factors and cautionary language described from time to time in the reports the Company files with the U.S. Securities and Exchange Commission, including those in the Company’s most recent Annual Report on Form 10-K and any updates thereto in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks and uncertainties may cause actual future results to be materially different than those expressed in such forward-looking statements. The Company has no obligation to update or revise these forward-looking statements and does not undertake to do so.

The Company cautions that trading in the Company’s securities during the pendency of the Chapter 11 Cases is highly speculative and poses substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders of the Company’s securities in the Chapter 11 Cases. Holders of shares of the Company’s common stock and other equity securities could experience a complete loss on their investment, depending on the outcome of the Chapter 11 Cases.

Investors:

Contact: Cypress Environmental Partners, L.P. - Jeff Herbers – Vice President & Chief Financial Officer
jeff.herbers@cypressenvironmental.biz or 918-947-5730

ABOUT CYPRESS ENVIRONMENTAL PARTNERS, L.P.

Cypress Environmental Partners, L.P. is a master limited partnership that provides essential environmental services to the utility and energy industries, including pipeline & infrastructure inspection, NDE testing, and in-line integrity support services throughout the United States. Cypress also provides environmental services to upstream and midstream energy companies and their vendors in North Dakota, including water treatment, hydrocarbon recovery, and disposal into EPA Class II injection wells to protect our groundwater. Cypress works closely with its customers to help them protect people, property, and the environment, and to assist their compliance with increasingly complex and strict rules and regulations. Cypress is headquartered in Tulsa, Oklahoma.

About Argonaut Private Equity

Founded in 2002, Argonaut Private Equity is a Tulsa-based private equity firm with more than $2 billion of capital deployed in direct investments across the manufacturing and industrials sectors.  Argonaut partners with companies to develop a strategy for accelerating growth and enhancing operations.  In January, Argonaut held the first close for Argonaut Private Equity Fund V, continuing its history of generating attractive investment returns through a disciplined approach and aligning interests with those of its investors and business partners.